Exhibit 99.1

March 27, 2019

FSP 303 East Wacker Drive Corp. Liquidating Trust

FSP 303 East Wacker Drive Corp. Liquidating Trust (the "Trust") is making an additional liquidating distribution in the amount of $1,250 per unit of beneficial interest (one unit of beneficial interest in the Trust is equal to one share of preferred stock in the original investment entity, FSP 303 East Wacker Drive Corp.). The liquidation payment will be payable on April 3, 2019 and be paid directly by the Trust. NOTE: if your investment is in a retirement account, the distribution will be sent to your custodian or plan administrator.

The aggregate amount of $2,762,500 ($1,250 per unit of beneficial interest in the Trust multiplied by 2,210 total units of beneficial interest) is being distributed to preferred unitholders on April 3, 2019. The following table shows the components of the liquidation value of the Trust:

	Aggregate	Per Preferred Unit
Liquidation Value	$161,412,676	$73,037

Preferred Unitholders: Initial Liquidating Distribution Paid September 27, 2018	$158,015,000	$71,500
Additional Liquidating Distribution	2,762,500	1,250
Total Liquidating Distributions through April 3, 2019	$160,777,500	$72,750

Expenses paid from Trust since inception	$54,623	25

Remaining Balance Held in the Trust’s Reserve for Unknown Contingencies*	$580,553	$263

*Pursuant to Delaware law, the Trust has retained the reserves deemed necessary to settle its outstanding obligations and to fund future expenses in connection with carrying out the Plan of Dissolution. Delaware law requires that the Trust continue to exist for at least a three-year period to wind up its activities. During that time, the Trust may make one or more liquidating distributions to the unit holders in amounts and on dates to be determined. However, there can be no assurance that there will be sufficient funds available to make any such future liquidating distributions.

Please feel free to contact our Investor Services group (800-950-6288) and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, Lara Ryan, Manager of Investor Services or Michelle Sullivan, Investor Services Specialist, with any questions you may have.

John F. Donahue

President – FSP Property Management LLC, in its capacity as Trustee of FSP 303 East Wacker Drive Corp. Liquidating Trust

401 Edgewater Place - Wakefield, MA 01880-6207 - 800-950-6288

FSPInvestments@fspreit.com

Safe Harbor for Forward-Looking Statements

Statements in this letter regarding the amount or timing of liquidating distributions and any other statements about the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the amount of unknown or contingent liabilities and the other factors described in the Information Statement. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this letter.